[BearingPoint Logo]

NEWS RELEASE

BearingPoint, Inc. Completes $200 Million Offering of

Convertible Senior Subordinated Debentures

McLean, VA, April 27, 2005—BearingPoint, Inc. (NYSE: BE) completed today its previously announced $200 million offering of 5% Convertible Senior Subordinated Debentures (the “Debentures”). The Debentures were sold to accredited investors that were also qualified institutional buyers in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended.

The Company intends to use the net proceeds from the offering to replace the working capital recently used to cash collateralize the letters of credit under its recently terminated 2004 credit facility, and intends to use the remaining net proceeds to support letters of credit or surety bonds otherwise in respect to its state and local business, and for general corporate purposes.

The Debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures or any other securities.

###

This press release contains forward-looking statements relating to our business and its financing plans. Words such as “intends” or “will” are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

For Media:

John Schneidawind

BearingPoint, Inc.

john.schneidawind@bearingpoint.com

703-747-5853